Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-227602 and 333-231377 on Form S-8 of Frontdoor, Inc. of our report dated February 26, 2025, relating to the financial statements of 2-10 Holdco, Inc. and Subsidiaries appearing in this Current Report on Form 8-K dated February 27, 2025.

/s/ Deloitte & Touche LLP

Memphis, Tennessee

February 27, 2025